Exhibit (d)(24)

December ___, 2014

TAMRO Capital Partners LLC
1701 Duke St., Suite 250
Alexandria, VA 22314

Re:	Sub-Investment Advisory Agreement between Aston Asset Management, LLC and TAMRO Capital Partners LLC dated May 30, 2014 (the “Sub-Investment Advisory Agreement”)

Ladies and Gentlemen:

Pursuant to the Sub-Investment Advisory Agreement, we are hereby providing notification of a new series of Aston Funds to be called ASTON/TAMRO International Small Cap Fund (the “New Series”).

Attached hereto are amended Schedules A and B to the Sub-Investment Advisory Agreement to reflect, among other things, the appropriate effective date, initial term and annual fee rate for the New Series.  By acknowledging below, you agree to render the investment advisory and management services to the New Series under the terms of the Sub-Investment Advisory Agreement and the amended Schedules A and B attached hereto.

ASTON ASSET MANAGEMENT, LLC

By:
Name: Stuart D. Bilton
Its: Chief Executive Officer

Accepted this ___ day of December ___, 2014.

TAMRO CAPITAL PARTNERS LLC

By:
Name:
Its:

SCHEDULE A

Fund	Effective Date

ASTON/TAMRO Diversified Equity Fund	May 30, 2014	December 31, 2015

ASTON/TAMRO Small Cap Fund	May 30, 2014	December 31, 2015

ASTON/TAMRO International Small Cap Fund	December 19, 2014	December 18, 2016

SCHEDULE B

Fund	Subadvisory Fee Schedule

ASTON/TAMRO Diversified Equity Fund	An amount equal to fifty percent (50%) of the advisory fee payable to the Investment Adviser with respect to the Allocated Assets of the Fund (before deduction of the fee payable to Subadviser).

ASTON/TAMRO Small Cap Fund	An amount equal to the positive difference, if any, of (x) 50% of the advisory fee payable to the Investment Adviser with respect to the Allocated Assets of the Fund (before deduction of the fee payable to the Subadviser) minus (y) the sum of: (i) 50% of any investment advisory fees waived by the Investment Adviser pursuant to an expense limitation or reimbursement agreement with the Fund, (ii) 50% of any reimbursement of expenses by the Investment Adviser pursuant to an expense limitation or reimbursement agreement with the Fund, and (iii) the Specified Percentage (as defined below) of any payments made by the Investment Adviser to third parties that provide distribution, shareholder services or similar services on behalf of the Fund; provided that such fee shall equal 50% of the advisory fee payable to the Investment Adviser with respect to the Allocated Assets if average monthly net assets exceed $625 million. If the foregoing calculation results in a negative amount, such amount shall be payable by the Subadviser within 30 days of receipt of notice from the Investment Adviser, which notice shall include the basis for the calculation.

The Specified Percentage means the rate set forth in the table below, which percentage shall be determined monthly based on average monthly net assets of the Fund. If average monthly net assets exceed a Trigger Level, the Sub-adviser is responsible for the Specified Percentage for that level for as long as the Fund's average monthly net assets remain in the corresponding Asset Range. If the Fund's average monthly net assets fall below the Asset Range corresponding to a Trigger Level, then the Specified Percentage shall be the rate corresponding to the new Asset Range, and such Specified Percentage would decrease only if the applicable higher Trigger Level is reached.

	Trigger Level (Average Monthly Net Assets)	Asset Range (Average Monthly Net Assets)	Specified Percentage
	$0	Less than $500 million	50%
	$525 million	$500 million to $550 million	40%
	$575 million	$550 million to $600 million	25%
	$625 million	$600 million and higher	None

ASTON/TAMRO International Small Cap Fund	An amount equal to 50% of the positive difference, if any, of (x) the advisory fee payable to the Investment Adviser with respect to the Allocated Assets of the Fund (before reduction of the fee payable to Subadviser) minus (y) the sum of: (i) any investment advisory fees waived by the Investment Adviser pursuant to an expense limitation or reimbursement agreement with the Fund, (ii) any reimbursement of expenses by the Investment Adviser pursuant to an expense limitation or reimbursement agreement with the Fund, and (iii) any payments made by the Investment Adviser to third parties that provide distribution, shareholder services or similar services on behalf of the Fund. If the foregoing calculation results in a negative amount, such amount shall be payable by the Subadviser within 30 days of receipt of notice from the Investment Adviser, which notice shall include the basis for the calculation.